Exhibit 99.1

THE ENLIGHTENED GOURMET, INC.

2008 PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN

1.  Purpose. The purpose of this 2008 Professional/Consultant Stock Compensation Plan (hereinafter referred to as the Plan) is to provide compensation in the form of Common Stock (“Common Stock”) of The Enlightened Gourmet, Inc. (the “Corporation”) to eligible consultants that have previously rendered services to the Corporation or that will render services to the Corporation.

2.  Administration. (a)  This Plan shall be administered by the Board of Directors of the Corporation (the “Board of Directors”) who may from time to time issue orders or adopt resolutions, not inconstant with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan.  The president of the Corporation shall make initial determinations as to which consultants, professionals or advisors will be considered to receive shares under this Plan and, in addition, will provide a list of such individuals to the Board of Directors. All final determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors. Subject to the Corporation's Bylaws,  all  decisions  made  by  the Board of Directors  in  selecting  eligible  consultants (hereinafter referred to as Consultants), establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Corporation, shareholders, employees and Consultants.

(b)  The Board of Directors may from time to time appoint a Consultants Plan Committee, consisting of at least one Director and one officer, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee power to select the particular Consultants that are to receive shares, and to determine the number of shares to be allocated to each such Consultant.

3.  Shares Subject to the Plan.  The total number of shares of Common Stock subject to this Plan are 5,000,000 shares.

4.  Investment Intent.  Unless and until the sale and issuance of Common Stock subject to the Plan is registered under the Securities Act of 1933, as amended (the “Securities Act”) or shall be exempt pursuant to the rules promulgated thereunder, each grant under the Plan shall provide that the acquisitions of Common Stock thereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the Common Stock has been registered under the Securities Act, each grant shall provide that no shares shall be sold unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Corporation and its counsel, and (ii) if requested to do so by the Corporation, the person who  is to receive a grant of Common Stock pursuant to the Plan shall execute and deliver to the Corporation a letter of investment intent and/or such other form related to applicable exemptions from registration, all in such form and substance as the Corporation may require.

5.  Stock Splits, Stock Dividends combinations or reclassifications.  In the event of any change in the outstanding stock of the Corporation by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event (“Adjusting Event”), the Board of Directors or the Committee may adjust proportionally (a) the number of shares of Common Stock reserved under the Plan, which have not been granted as of the date of such Adjusting Event.

6. Withholding. The Corporation shall have the right to deduct from any grant of Common Stock an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Fair Market Value shall mean the fair market value of the Corporation’s issued and outstanding common stock s determined in good faith by the Board.

7.  Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by the law of the State of Nevada and construed accordingly.

8.  Termination of the Plan.  This Plan shall terminate upon the issuance of all shares available under the Plan or when it is otherwise terminated by the Board of Directors.

9.  Effective Date of the Plan.  This Plan shall become effective upon its adoption by the Board of Directors.

CERTIFICATION OF ADOPTION

(By the Board of Directors)

The undersigned, being the sole members of the Board of Directors of The Enlightened Gourmet, Inc. hereby certifies that the foregoing Plan was adopted by a unanimous vote of the Board of Directors on

September 18, 2008.

/s/ Alexander L. Bozzi, III

Alexander L. Bozzi, III

/s/ Geno Celella

Geno Celella

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